Exhibit 99.1

Marina Biotech Announces Closing of $1.5 MM Bridge Loan

Bothell, WA, February 10, 2012 – Marina Biotech, Inc. (OTCQX: MRNA), a leading nucleic acid-based drug discovery and development company, today announced the closing of a bridge loan pursuant to a Note and Warrant Purchase Agreement. Under the terms of the loan, the Company sold promissory notes in the aggregate principal amount of $1.5 million and issued warrants to purchase an aggregate of approximately 3.7 million shares of the Company’s common stock at $0.508 per share to certain accredited investors.

“As we continue to execute on our business strategy, this capital allows us necessary resources to achieve our first quarter objectives and provides us with the flexibility to pursue certain near-term partnering and financing options,” said J. Michael French, President and CEO of Marina Biotech.

The loan will become due and payable on May 14, 2012, with interest calculated at 15% per annum and payable on the due date. The loan is to be secured against the assets of Marina Biotech, Inc. and its subsidiaries.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs in bladder cancer and malignant ascites. Marina Biotech entered into an exclusive agreement with The Debiopharm Group for the development and commercialization of the bladder cancer program. In addition, Marina Biotech has recently entered into an agreement with Mirna Therapeutics to license its SMARTICLES® technology for the delivery of microRNA mimics. Marina Biotech’s goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc.

Philip Ranker

Interim Chief Financial Officer

(425) 908-3615

pranker@marinabio.com